Exhibit 10.3

NOTE PURCHASE AGREEMENT

between

DYNTEK, INC.

and

THE PURCHASERS NAMED IN SCHEDULE I

Dated as of October 26, 2005

INDEX TO SCHEDULES

SCHEDULE I	Schedule of Purchasers
SCHEDULE II	Disclosure Schedule

INDEX TO EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Stock Purchase Warrant
EXHIBIT C	Form of Security and Pledge Agreement

NOTE PURCHASE AGREEMENT, dated as of October 26, 2005, between DynTek, Inc., a Delaware corporation (the “Company”), and the purchasers named in the attached Schedule I (individually a “Purchaser” and collectively the “Purchasers”).

WHEREAS, the Company wishes to issue and sell to the Purchasers up to an aggregate of $2,500,000 in principal amount of its promissory notes, together with stock purchase warrants exercisable for shares of capital stock of the Company; and

WHEREAS, the Purchasers, severally, wish to purchase the notes and warrants on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE, SALE OF NOTES AND TERMS OF NOTES AND WARRANTS

SECTION 1.01.    The Notes.  The Company has authorized the issuance and sale to the Purchasers, in the respective amounts set forth in the Schedule of Purchasers attached hereto, of the Company’s Secured Promissory Notes, due December 31, 2006, in the original aggregate principal amount of up to $2,500,000.  The Notes shall be substantially in the form set forth in Exhibit A hereto and are herein referred to individually as a “Note” and collectively as the “Notes,” which terms shall also include any notes delivered in exchange or replacement therefor.

SECTION 1.02.    The Warrants.  The Company, in return for the commitment of the Purchasers to purchase the Notes, has also authorized the issuance to the Purchasers of the Company’s Stock Purchase Warrants (the “Warrants”) for the purchase (subject to adjustment as provided in the Warrants) of 1,000,000 shares of the Company’s common stock (“Common Stock”) as set forth in the Warrants.  The Warrants shall be substantially in the form set forth in Exhibit B hereto and are herein referred to individually as a “Warrant” and collectively as the “Warrants”, which terms shall also include any warrants delivered in exchange or replacement therefor.

SECTION 1.03.    Purchase and Sale of Notes.  The Company agrees to issue and sell to the Purchasers, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchasers, severally and not jointly, agree to purchase, the Notes set forth opposite their respective names in the Schedule of Purchasers attached as Schedule I for the aggregate purchase price set forth therein.  The closing of such purchase and sale (the “Closing”) shall be held at the office of [           ], on October 26, 2005 at 10:00 A.M., Los Angeles time, or on such other date and at such time as may be mutually agreed upon.  At the Closing, the Company will issue and deliver to each Purchaser one Note, payable to the order of such Purchaser, in the principal amount set forth opposite such Purchaser’s name in the Schedule of Purchasers attached as Schedule I, and one Warrant, registered in the name of such Purchaser, exercisable for shares of Common Stock as provided therein, against (i) delivery to the Company of a check payable to the order of the Company, in the amount set forth opposite the name of such Purchaser under the heading “Aggregate Purchase Price for Notes and Warrants” on Schedule I, (ii) transference of such sum to the account of the Company by wire transfer, or (iii) delivery or transference of such sum to the Company by any combination of such methods of payment.

SECTION 1.04.    Payments and Endorsements.  Payments of principal and interest on the Notes shall be made directly by check duly mailed or delivered to the Purchasers at their addresses referred to in the Schedule of Purchasers attached as Schedule I or made to the account of the Purchaser by wire transfer referred to in the Schedule of Purchasers attached as Schedule I or indicated in any notice delivered by a Purchaser to the Company, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder of record shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.

SECTION 1.05.    Redemptions of Notes.

(a)           Required Redemptions.  On the earlier of: (i) the stated maturity date of the Notes, (ii) the accelerated maturity date of the Notes upon any Event of Default, or (iii) the closing of a rights offering in an aggregate amount of approximately $15,000,000 (the “Rights Offering”), the Company will pay the principal amount of the Notes then outstanding together with all accrued and unpaid interest then due thereon. Additionally, the Company shall use all of the proceeds of any other sale of the Company’s capital stock to pay a portion or all of the principal amount of the Notes then outstanding together with all accrued and unpaid interest then due thereon.

(b)           Optional Redemptions.  The Notes may be voluntarily prepaid, without any penalty or premium, at any time.

(c)           Pro Rata Redemptions.  Each redemption of Notes shall be made to the holders of the Notes in the same ratio as the total principal amount of Notes then held by such holder bears to the aggregate principal amount of the Notes then outstanding.

SECTION 1.06.    Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

SECTION 1.07.    Registration of Notes, etc.  The Company shall maintain at its principal office a register of the Notes and shall record therein the names and addresses of the registered holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes.  No transfer of a Note shall be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company.  Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Company and shall be dated the date to which interest has been paid on such Notes or Note.  The registered holder of a Note shall be that person in whose name the Note has been so registered by the Company.  A registered holder shall be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, shall be entitled to the principal and interest evidenced by such Note free from all equities or rights of setoff or counterclaim between the Company and the transferor of such registered holder or any previous registered holder of such Note.

SECTION 1.08.    Transfer and Exchange of Notes.  The registered holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange; provided, however, the registered holder of any Note or Notes shall not transfer any such Note (a) to any person or entity which is not an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”) or (b) so long as no Event of Default has occurred, without the consent of the Company, which consent shall not be unreasonably withheld.  Within a reasonable time after notice to the Company from a registered holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such registered holder, subject to the Company’s consent if such consent is required by this Section 1.08, the Company shall issue in exchange therefor another Note or Notes, in such denominations as requested by the registered holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered.  Each new Note shall be made payable to such person or persons, or registered assigns, as the registered holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

SECTION 1.09.    Replacement of Notes.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which a Purchaser whose name is set forth in the Schedule of Purchasers attached as Schedule I, its nominee, or any of its partners is the registered holder is lost, stolen or destroyed, the affidavit of the President, Treasurer or any Assistant Treasurer or any other authorized representative of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder’s written agreement to indemnify the Company.

SECTION 1.10.    Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Company shall fail to pay any installment of principal of, or interest due on, any of the Notes within five (5) days of when due; or

(b)           Any material representation or warranty made by the Company in this Agreement or the Security and Pledge Agreement (as hereinafter defined), or by the Company (or any officers of the Company) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement or the Security and Pledge Agreement shall prove to have been incorrect when made in any material respect; or

(c)           The Company shall fail to perform or observe any other material term, covenant or agreement contained in this Agreement, the Security and Pledge Agreement, the Notes, the Warrants, or any agreement executed and delivered by the Company in connection with this Agreement or the Security and Pledge Agreement on its part to be performed or observed and any such failure remains unremedied for ten (10) business days after written notice thereof shall have been given to the Company by any registered holder of the Notes; or

(d)           The Company shall fail to pay any indebtedness in excess of an aggregate of $100,000 for borrowed money (other than as evidenced by the Notes) owing by the Company, or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any indebtedness in excess of an aggregate of $100,000 owing by the Company when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such indebtedness or such trustee or trustees; or

(e)           The Company shall be involved in financial difficulties as evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case which is not dismissed within sixty (60) days; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property;

or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(f)            Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issue or levy;

then, and in any such event, any holder of any Note may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 1.10(e) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers that, as of the Closing and except as set forth in the Disclosure Schedule attached as Schedule II (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

SECTION 2.01.    Organization, Qualifications and Corporate Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified does not have a material adverse effect on the Company’s business or financial condition.  The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement and the Security and Pledge Agreement, to issue, sell and deliver the Notes and Warrants and to issue and deliver the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

(b)           The Company has no subsidiaries, other than as set forth on Schedule II. The Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity, other than as set forth on Schedule II.

SECTION 2.02.    Authorization of Agreements, Etc.

(a)           The execution and delivery by the Company of this Agreement and the Security and Pledge Agreement, the performance by the Company of its obligations hereunder and thereunder, the issuance, sale and delivery of the Notes and Warrants have been duly authorized by all requisite corporate action and will not (i) violate any provision of law, any order of any court or other agency of government, (ii) violate the Certificate of Incorporation or the By-laws of the Company, as amended, (iii) violate any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (v) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company, except in the case of clauses (i), (iii), (iv) and (v), as would not have a material adverse effect on the Company.

(b)           The Notes and Warrants have been duly authorized and, when issued in accordance with this Agreement, will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company.  The shares of Common Stock issuable upon exercise of the Warrants will be duly reserved for issuance upon exercise of the Warrants and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company, except for transfer restrictions imposed by applicable securities laws.  Except as set forth on Schedule II, neither the issuance, sale or delivery of the Notes and Warrants nor the issuance or delivery of the Warrant Shares is subject to any preemptive right of shareholders of the Company or to any right of first refusal or other right in favor of any person.

SECTION 2.03.    Validity.  This Agreement, the Security and Pledge Agreement, the Notes and the Warrants have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

SECTION 2.04.    Authorized Capital Stock.  The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share (“Preferred Stock”).  As of October 24, 2005, 81,164,636 shares of Common Stock and no shares of Preferred Stock, were validly issued and outstanding, fully paid and nonassessable.  Except as disclosed in SEC Reports (as defined below), there are no options, warrants and convertible securities of the Company, and any other rights to acquire securities of the Company.  All outstanding securities of the Company are validly issued, fully paid and nonassessable.  No stockholder of the Company is entitled to any preemptive rights with respect to the purchase of or sale of any securities of any securities by the Company.

SECTION 2.05.    SEC Filings, Other Filings and Regulatory Compliance.  Since January 1, 2002, the Company has timely made all filings required to be made by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company has delivered or made accessible to the Investors true, accurate and complete copies of (a) the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, (b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, (c) the Company’s definitive proxy statement dated April 26, 2005 relating to its Annual Meeting of Stockholders, and (d) all the Company’s Current Reports on Form 8-K filed since July 1, 2005 (the “SEC Reports”).  The SEC Reports when filed, complied in all material respects with all applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, if and to the extent applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder applicable to the SEC Reports.  None of the SEC Reports, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made.  The Company has taken, or will have taken prior to the Closing, all necessary actions to maintain eligibility of its Common Stock for trading on, OCT Bulletin Board under all currently effective inclusion requirements.  Each balance sheet included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company as of its date, and each of the other financial statements included in the SEC Reports (including any related notes and schedules) fairly presents in all material respect the consolidated results of operations of the Company for the periods or as of the dates therein set forth in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods or as a result of year end adjustments and except as otherwise stated therein).  Such financial statements included in the SEC Reports were, at the time they were filed, consistent with the books and records of the Company in all material respects and complied as to form in all material respects with then applicable accounting requirements and with the rules and regulations of the SEC with respect thereto.  The Company keeps accounting records in which all material assets and liabilities, and all material transactions, including off-balance sheet transactions, of the Company are recorded in accordance with GAAP.

SECTION 2.06.    Governmental Approvals.  Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, the issuance, sale and delivery of the Notes or Warrants or, upon exercise thereof, the issuance and delivery of the Warrant Shares, other than filings pursuant to state securities laws (all of which filings have been made by the Company, other than those which are required or permitted to be made after the Closing and which will be duly made on a timely basis) in connection with the sale of the Notes and Warrants.

SECTION 2.07.    Offering of the Notes and Warrants.  Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes and Warrants or any security of the Company similar to the Notes and Warrants has offered the Notes and Warrants or any such similar security for sale to, or solicited any offer to buy the Notes and Warrants or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither the Company nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of offers or sales of such security with the offer and sale of the Notes and Warrants under the Securities Act or the rules and regulations of the SEC thereunder), in either case so as to subject the offering, issuance or sale of the Notes and Warrants to the registration provisions of the Securities Act.

SECTION 2.08.    Material Changes.  Except as set forth in Schedule II attached hereto, since June 30, 2005, there has not been (i) any direct or indirect redemption, purchase or other acquisition by the Company of any shares of Common Stock; (ii) any declaration, setting aside or payment of any dividend or other distribution by the Company with respect to Common Stock; (iii) any material liabilities (absolute, accrued or contingent) incurred or assumed by the Company, other than current liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business, purchase price payment obligations incurred in connection with the acquisition of Red Rock Communications Solutions, Inc. and Integration Technologies, Inc. and liabilities not required to be reflected on the Company’s financial statements pursuant to GAAP; (iv) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge) (each, a “Lien”) or adverse claim on any of the Company’s properties or assets, except for Liens for taxes not yet due and payable, interest of lessors under operating capital leases, purchase money liens, amounts deposited for security for surety bonds, Liens incurred in the ordinary course of business or Liens that are not material in amount to the Company and its subsidiaries.

SECTION 2.09.    Litigation.  Except as disclosed in the Schedule II attached hereto, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its subsidiaries that questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or that could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company.  The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees or their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers.  Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority.  Except as disclosed in Schedule II attached hereto, there is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its subsidiaries currently intends to initiate, which could reasonably be expected to have a material adverse effect.

SECTION 2.10.    Ownership of Property; Liens.  The Company and each of its subsidiaries has good and marketable title in fee simple, or a valid leasehold interest in, all of its real property; and good title to, or a valid leasehold interest in, all of its other property, and none such property is subject to any Lien except as set forth on Schedule II attached hereto.

SECTION 2.11.    Intellectual Property Rights.  To the best of its knowledge, the Company owns or possesses the licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as now operated (the “Intellectual Property”).  Except as set forth in Schedule II attached hereto, there are no material outstanding options, licenses or agreements relating to the Intellectual Property, nor is the Company bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity.  Except as set forth in Schedule II attached hereto, there is no claim or action or proceeding pending or, to the Company’s knowledge, threatened that challenges the right of the Company with respect to any Intellectual Property.  Except as set forth in Schedule II attached hereto, to the knowledge of the Company, the Company’s Intellectual Property does not infringe any intellectual property rights of any other person which, if the subject of an unfavorable decision, ruling or finding would have a material adverse effect.

SECTION 2.12.    Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged.

SECTION 2.13.    Brokers.  The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

SECTION 2.14.    Non-Operational Subsidiaries.  Neither BugSolver.Com, Inc., TekInsight e-Government Services, Inc. nor TekInsight Research, Inc. operates any business nor does any such entity own any assets.

SECTION 2.15.    Federal Reserve Regulations.  The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes or Warrants will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

SECTION 2.16.    Representations Complete.  The representations and warranties made by the Company in this Agreement, the statements made in any certificates furnished by the Company pursuant to this Agreement, and the statements made by the Company in any documents mailed, delivered or furnished to the Purchasers in connection with this Agreement, taken as a whole, do not contain and will not contain, as of their respective dates and as of the Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser severally represents and warrants to the Company that:

(a)           it is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Notes or Warrants;

(b)           it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

(c)           it has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management;

(d)           the Notes being purchased by it and the Warrants being issued to it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

(e)           it understands that (i) the Notes and Warrants and the Warrant Shares have not been registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Notes and Warrants and, upon conversion thereof, the Warrant Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Notes and Warrants and the Warrant Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect;

(f)            in the case of [              ]., all limited partnership action on the part of such Purchaser and its partners necessary for the performance of such Purchaser’s obligations under this Agreement, the Security and Pledge Agreement and such Purchaser’s Warrant, and the transactions contemplated hereby and thereby, will be taken prior to the Closing.  This Agreement, the Security and Pledge Agreement and the Warrant, are valid, binding and enforceable obligations of Purchaser, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor’s rights and to the availability of the remedy of specific performance.  The Purchaser has all requisite legal and limited partnership power to execute and deliver this Agreement, the Security and Pledge Agreement and the Purchaser’s Warrant;

(g)           it understands that the Notes and Warrants and Warrant Shares are being offered and, in the case of the Notes and Warrant Shares, sold, to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Notes and Warrants and Warrant Shares;

(h)           The Company or its counsel have made available all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Notes and Warrants and Warrant Shares which have been specifically requested by such Purchaser.  Each Purchaser has been afforded the opportunity to ask questions of the Company, was permitted to meet with the Company’s officers and has received what such Purchaser believes to be complete and satisfactory answers to any such inquiries.  Neither such inquiries nor any other due diligence investigation conducted by the Purchasers or any of their respective representations shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained herein.  Each Purchaser understands that such Purchaser’s investment in the Securities involves a high degree of risk, including without limitation the risks and uncertainties disclosed in the  SEC Documents.  Each Purchaser acknowledges it has reviewed the disclosures presented under the caption “Risk Factors” in the Company’s Form 10-Qs and Form 10-Ks;

(i)            it understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes and Warrants and Warrant Shares; and

(j)            it is a resident of the jurisdiction set forth under Purchaser’s name on Schedule I hereto.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

The obligation of each Purchaser to purchase and pay for the Notes and Warrants being purchased by it on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date of the following conditions:

(a)           Security and Pledge Agreement.  A Security and Pledge Agreement, in the form attached as Exhibit C (the “Security and Pledge Agreement”), and all related financing statements and other similar instruments and documents, shall have been executed and delivered to the Purchasers by a duly authorized officer of the Company and a duly authorized officer of each of the subsidiaries of the Company party thereto.

(b)           Warrants.  Warrants, in the form attached hereto as Exhibit B, in favor of each of the Purchasers, shall have been executed and delivered to the Purchasers by a duly authorized officer of the Company.

(c)           Legal Opinion.  The Purchasers shall have received an opinion of the Company’s counsel, dated the Closing Date, with respect to legal matters customary for transactions of this type, in a form reasonably acceptable to the Purchasers.

(d)           Representations and Warranties to be True and Correct.  The representations and warranties contained in Article II shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that the representation or warranty speaks to a specific date), and the President and Chief Financial Officer of the Company shall have certified to such effect to the Purchasers in writing.

(e)           Performance.  The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date and the President and Chief Financial Officer of the Company shall have certified to the Purchasers in writing to such effect and to the further effect that all of the conditions set forth in this Article IV have been satisfied.

(f)            All Proceedings to be Satisfactory.  All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(g)           Supporting Documents.  The Purchasers and their counsel shall have received copies of the following documents:

(i)            (A) the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware, and (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the

Company, the payment of all excise taxes by the Company and listing all documents of the Company on file with said Secretary;

(ii)           a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing and certifying:  (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the Security and Pledge Agreement, the issuance, sale and delivery of the Notes and Warrants and the reservation, issuance and delivery of the Warrant Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Certificate of Incorporation of the Company has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above; and (D) to the incumbency and specimen signature of each officer of the Company executing any of this Agreement, the Security and Pledge Agreement, the Notes and Warrants and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii); and

(iii)          such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchasers or their counsel reasonably may request.

(h)           Preemptive and First Refusal Rights.  All shareholders of the Company having any preemptive or first refusal rights with respect to the issuance of the Notes and Warrants or the Warrant Shares shall have irrevocably waived the same in writing or all such rights shall have expired.

(i)            Commitment Fee.  The Company shall have paid to the Purchasers the commitment fee in the aggregate amount of $125,000.

(j)            Fees of Purchasers’ Counsel.  The Company shall have paid in accordance with Section 6.01 the fees and disbursements of each Purchasers’ counsel invoiced at the Closing.

All such documents shall be satisfactory in form and substance to the Purchasers and their counsel.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that, so long as any Notes are outstanding, except to the extent compliance in any case or cases is waived in writing by the holders of at least 66-2/3% of the aggregate unpaid principal amount of the Notes then outstanding:

SECTION 5.01.    Financial Statements, Reports, Etc.  The Company shall furnish to each Purchaser:

(a)           within ninety (90) days after the end of each fiscal year of the Company a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income for the fiscal year then ended, prepared in accordance with GAAP and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

(b)           within forty five (45) days after the end of each fiscal quarter in each fiscal year a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such fiscal quarter and such consolidated statements of income to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter;

(c)           promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries of the type described in Section 2.09 of this Agreement that could materially adversely affect the Company or any of its subsidiaries, if any;

(d)           promptly upon sending, making available or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its stockholders or directors or files with the SEC; and

(e)           promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Purchaser reasonably may request.

Notwithstanding this Section 5.01, so long as the Company is required to make filings pursuant to the Exchange Act and makes such filings in a timely manner, the Company shall be deemed to have furnished to the Purchasers the financial statements and other reports required by this Section 5.01.

SECTION 5.02.    Corporate Existence; Maintenance of Business.  The Company shall, and shall cause each of its subsidiaries to, preserve and maintain its existence.  The Company shall, and shall cause each of its subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the conduct of its business where the failure to do so could reasonably be expected to have a material adverse effect.

SECTION 5.03.    Properties, Insurance.  The Company shall maintain as to its properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient.

SECTION 5.04.    Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes and Warrants solely for working capital and general corporate purposes, including the payment of accounts payable.

SECTION 5.05.    Compliance with Laws.  The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

SECTION 5.06.    Keeping of Records and Books of Account.  The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

SECTION 5.07.    Dividends and Certain Other Restricted Payments.  The Company shall not, nor shall it permit any of its subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same.

SECTION 5.08.    Material Contracts.  The Company shall not, nor shall it permit any of its subsidiaries to, enter into any contract, agreement or business arrangement which requires annual expenditures of $2,500,000 or more, or which is not cancelable on notice of 60 days or less.

SECTION 5.09.    Capital Expenditures.  The Company shall not, nor shall it permit any of its subsidiaries to, incur any Capital Expenditures other than in the ordinary course consistent with past practice.  For purposes of this Agreement, “Capital Expenditures” means, with respect to any person or entity for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such person or entity during that period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements)

which should be capitalized on the balance sheet of such person or entity in accordance with GAAP.

SECTION 5.10.    Mergers, Consolidations and Sales.  The Company shall not, nor shall it permit any of its subsidiaries to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets.

SECTION 5.11.    Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, acquire all or any substantial part of the assets or business of any other entity or division thereof.

SECTION 5.12.    Prepayment of Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries, to prepay any indebtedness for borrowed money.

SECTION 5.13.    Issuance of Shares.  The Company shall not, nor shall it permit any of its subsidiaries, assign, sell or transfer, any shares of capital stock or other equity interests of the Company or such subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of subsidiaries of the Company granted to the Administrative Agent pursuant to the Security and Pledge Agreement, or (b) the issuance, sale, and transfer to any person of any shares of common stock of the Company in connection with the Rights Offering.

SECTION 5.14.    Executive and Officer Compensation.  The Company shall not, nor shall it permit any of its subsidiaries to, grant any increase in the compensation of officers or executive employees (excluding any such increase required under a currently effective employment agreement by and between such officer or executive employee and the Company).

SECTION 5.15.    Change in the Nature of Business.  The Company shall not, nor shall it permit any of its subsidiaries to, engage in any business or activity other than the general nature of the business engaged in by it as of the Closing Date or discontinue its engagement in any business or activity engaged in by it as of the Closing Date.

SECTION 5.16.    Compliance with Security and Pledge Agreement.  The Company shall comply at all times with all of the terms and conditions of the Security and Pledge Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01.    Expenses.  Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated; provided, however, that the Company shall pay the reasonable fees and disbursements of each of the Purchasers’ special counsel, [                        ], in connection with such transactions, upon delivery of a reasonably itemized invoice setting forth the services performed by such special counsel in connection with such transactions.

SECTION 6.02.    Survival of Agreements.  All covenants, agreements, representations and warranties made in this Agreement, the Security and Pledge Agreement or any certificate or instrument delivered to the Purchasers pursuant to or in connection with this Agreement or the Security and Pledge Agreement shall survive the execution and delivery of this Agreement or the Security and Pledge Agreement, the issuance, sale and delivery of the Notes and Warrants, and the issuance and delivery of the Warrant Shares, and with respect to the Notes, until the repayment of the Notes in full and, with respect to the Warrants, until the exercise of the Warrants in full.

SECTION 6.03.    Brokerage.  Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

SECTION 6.04.    Parties in Interest.  All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchasers shall inure to the benefit of any and all subsequent holders from time to time of Notes, Warrants or Warrant Shares.

SECTION 6.05.    Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or recognized overnight courier service, addressed as follows:

(a)           if to the Company, at 19700 Fairchild Road, Suite 230, Irvine, California 92612, fax: (949) 955-0086, Attention: Chief Financial Officer, with a copy to [               ]; and

(b)           if to any Purchaser, at the address of such Purchaser set forth in Schedule I, with a copy to [               ].

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

SECTION 6.06.    Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California without regard for conflicts of laws or choice of laws principles.

SECTION 6.07.    Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, along with the Notes, the Warrants and the Security and Pledge Agreement, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.  All Schedules and Exhibits hereto are hereby incorporated herein by reference.  There are no other agreements of the parties and no party is relying on any representations of the other not expressly set forth herein.  All Schedules and Exhibits hereby are hereby incorporated herein by reference.

SECTION 6.08.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 6.09.    Amendments.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the holders of at least a majority of the outstanding principal amount of the Notes and at least a majority of the outstanding shares of capital stock of the Company issued or issuable upon exercise of the Warrants.

SECTION 6.10.    Severability.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

SECTION 6.11.    Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

SECTION 6.12.    No Publicity.  Except as expressly provided below, no party shall make, issue or release any public announcement, press release, statement or acknowledgment (collectively, “Public Announcement”) of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated hereby, without the prior written consent of the other party as to the content and time of release of and the media in which such Public Announcement is to be made; provided, however, that in the case of a Public Announcement which a party is required by law to make, issue or release, the making, issuing or releasing of any such Public Announcement, by a party so required to do so shall not constitute a breach if such party has given, to the extent reasonably possible, not less than two (2) business days prior notice to the other party, and has attempted, to the extent reasonably possible, to allow the other party to review and approve such Public Announcement; provided further, however, that upon the Company’s making of Public Announcement regarding the existence of, or the terms, conditions and status of, the transactions contemplated hereby, whether pursuant to the filing of a Form 8-K or otherwise, subject to the consent of the Company, which consent may not be unreasonably withheld, the Purchasers may advertise the closing of the transactions contemplated by this Agreement, and make appropriate announcements of the financial arrangements entered into among the parties hereto, including, without limitation, announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as the Purchasers shall deem reasonably appropriate.

SECTION 6.13.    Usury Savings Clause.  The parties intend to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts due under the Notes under applicable law, then it is the parties’ express intention that the Company not be required to pay interest on the Notes at a rate in excess of the maximum lawful rate, that the provisions of this Section 6.13 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by the Purchaser to the Company), and the provisions hereof shall immediately reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but also so as to permit the recovery of the fullest amount otherwise due under the Notes.  The Company hereby represents and warrants that its assets are sufficient to meet the requirements for exemption from the usury laws of the State of California as provided by Section 25118 of the California Corporations Code.

THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

Table of Contents

Page

IN WITNESS WHEREOF, the Company and the Purchasers have executed this Note Purchase Agreement as of the day and year first above written.

DYNTEK, INC.

By:
Name:
Title:

PURCHASERS:

[ ]

By:
Name:
Title:

By:
Name: